Exhibit 99.1

AGS REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

Fourth Quarter 2020 Highlights:

•	Orion Starwall Off to an Encouraging Start with over 300 Games Installed as of December 31, 2020
•	Domestic Active Unit EGM RPD Increased 8% Year-Over-Year to Approximately $27
•	Installed Base of Industry-leading Table Game Progressive Products Increased by 127 Units Sequentially
•	Received our Provisional Michigan i-Gaming Supplier License in December and AGS Content Currently Live
•	Generated Positive Operating and Free Cash Flow for the Second Consecutive Quarter
•	$111.7 Million of Available Liquidity as of December 31, 2020

LAS VEGAS, March 4, 2021 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company") a designer and developer of equipment and services solutions for the global gaming industry, today reported financial results for the fourth quarter and full year ended December 31, 2020.

AGS President and Chief Executive Officer David Lopez said, “2020 was a year full of unprecedented challenges, the likes of which required the unwavering commitment of a passionate, loyal, and hardworking team to successfully overcome. To that end, I am extremely honored by and thankful for the tireless efforts put forth by so many of our AGS team members to ensure we not only survived the COVID-19 pandemic, but put ourselves in a position to emerge a stronger, more resilient company.”

Lopez added, “Looking beyond the many challenges faced throughout the year, one of the bright spots, to the extent there was one, is that the COVID-19 pandemic slowed down the pace of life. As a company, we used this time to refine our strategy and improve our operating efficiency, with a keen focus on three key areas; people, product, and processes. As a result, I believe we are better positioned today to achieve success across all three of our business segments than at any other point in our company’s history.”

AGS Chief Financial Officer Kimo Akiona added, “I am incredibly proud of the way our team came together throughout 2020 to face the unprecedented operational and financial hurdles introduced by the spread of COVID-19. Not only were we able to nimbly streamline our business to preserve liquidity at the onset of COVID-19, but we opportunistically shored up our balance sheet in May and successfully ramped operations as our casino operator partners gradually brought their businesses back online. As I look ahead to 2021, I believe our strong liquidity position, improving product portfolio, and organizational alignment position us to achieve improved financial performance”

Summary of the Three Months Ended December 31, 2020 and 2019

(In thousands, except per-share and Adjusted EBITDA margin data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Revenues:
EGM	$42,396	$73,710	$(31,314)	(42.5)%	$151,789	$289,642	$(137,853)	(47.6)%
Table Products	2,551	2,757	(206)	(7.5)%	7,969	10,194	(2,225)	(21.8)%
Interactive	1,675	1,319	356	27.0%	7,249	4,878	2,371	48.6%
Total revenues	$46,622	$77,786	$(31,164)	(40.1)%	$167,007	$304,714	$(137,707)	(45.2)%
(Loss) income from operations	$(7,835)	$7,815	$(15,650)	(200.3)%	$(44,169)	$23,737	$(67,906)	(286.1)%
Net (loss) income attributable to PlayAGS, Inc.	$(17,242)	$1,423	$(18,665)	(1311.7)%	$(85,378)	$(11,752)	$(73,626)	626.5%
(Loss) income per share	$(0.49)	$0.04	$(0.53)	(1325.0)%	$(2.40)	$(0.33)	$(2.07)	627.3%

Adjusted EBITDA:
EGM	$19,696	$36,630	$(16,934)	(46.2)%	$65,877	$144,718	$(78,841)	(54.5)%
Table Products	1,316	1,005	311	30.9%	3,360	3,699	(339)	(9.2)%
Interactive	287	(370)	657	(177.6)%	2,432	(2,355)	4,787	(203.3)%
Total Adjusted EBITDA(1)	$21,299	$37,265	$(15,966)	(42.8)%	$71,669	$146,062	$(74,393)	(50.9)%
Total Adjusted EBITDA margin(1)	45.7%	47.9%	(2.2)%	(222)bps	42.9%	47.9%	(5.0)%	(502)bps

Fourth Quarter 2020 Financial Results

•	During March and April and continuing through mid- to late-May, nearly all of our customers closed their operations due to the COVID-19 pandemic and the actions taken by governments and businesses to contain the virus. COVID-19-related measures continued to impact our customers’ businesses throughout the fourth quarter, pacing the majority of the year-over-year declines in the metrics presented above, including revenues, (loss) income from operations, net (loss) income, and Adjusted EBITDA.
•	Consolidated revenue totaled $46.6 million compared to $77.8 million in the 2019 fourth quarter, representing a year-over-year decrease of 40.1%. The year-over-year decline reflects the COVID-19 pandemic’s negative impact on our customers' operations and, subsequently, our gaming operations revenue and EGM unit sales.
•	We estimate approximately 90% of our 16,268-unit domestic installed base was active as of December 31, 2020. Internationally, we estimate approximately 36% of our 7,985-unit installed base was active as of December 31, 2020.
•	Gaming operations revenue, or recurring revenue, totaled $40.0 million compared to $51.6 million in the 2019 fourth quarter. The year-over-year gaming operations revenue decrease reflects the impact of COVID-19 on our EGM and Table Product recurring revenue streams, partially offset by higher Interactive segment revenue, as compared to the prior year. Recurring revenue comprised 85.7% of our total revenue compared to 66.3% in the prior year, reflecting the relative resiliency inherent in our gaming operations business.
•	Our 2020 fourth quarter net loss of $17.2 million declined as compared to net income of $1.4 million in the 2019 fourth quarter. Lower net income year-over-year reflects the impact of the COVID-19 pandemic on our operations, coupled with higher interest expense related to our incremental debt financing, which we closed upon in May 2020.
•	Total Adjusted EBITDA (non-GAAP)(1) decreased to $21.3 million compared to $37.3 million in the 2019 fourth quarter. A year-over-year decrease in our EGM adjusted EBITDA, which we largely attribute to the impact of COVID, was partially offset by higher adjusted EBITDA in our Table Products and Interactive segments, as compared to the prior year’s quarter.
•	Total Adjusted EBITDA margin (non-GAAP)(1) decreased to 45.7% in the fourth quarter of 2020 compared to 47.9% in the prior year, reflecting the impact of normalization in our operating cost base to support the anticipated recovery in our revenues from post-COVID lows.

(1) Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures, see non-GAAP reconciliation below.

EGM

Three Months Ended December 31, 2020 compared to Three Months Ended December 31, 2019

(Amounts in thousands, except unit data)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
EGM segment revenues:
Gaming operations	$35,940	$47,586	$(11,646)	(24.5)%	$114,548	$196,101	$(81,553)	(41.6)%
Equipment sales	6,456	26,124	(19,668)	(75.3)%	37,241	93,541	(56,300)	(60.2)%
Total EGM revenues	$42,396	$73,710	$(31,314)	(42.5)%	$151,789	$289,642	$(137,853)	(47.6)%

EGM Adjusted EBITDA	$19,696	$36,630	$(16,934)	(46.2)%	$65,877	$144,718	$(78,841)	(54.5)%

EGM unit information:
VLT	-	512	(512)	(100.0)%	-	512	(512)	(100.0)%
Class II	11,794	12,415	(621)	(5.0)%	11,794	12,415	(621)	(5.0)%
Class III	4,474	5,441	(967)	(17.8)%	4,474	5,441	(967)	(17.8)%
Domestic installed base, end of period	16,268	18,368	(2,100)	(11.4)%	16,268	18,368	(2,100)	(11.4)%
International installed base, end of period	7,985	8,497	(512)	(6.0)%	7,985	8,497	(512)	(6.0)%
Total installed base, end of period	24,253	26,865	(2,612)	(9.7)%	24,253	26,865	(2,612)	(9.7)%

Installed base - Oklahoma	8,871	10,171	(1,300)	(12.8)%	8,871	10,171	(1,300)	(12.8)%
Installed base - non-Oklahoma	7,397	8,197	(800)	(9.8)%	7,397	8,197	(800)	(9.8)%
Domestic installed base, end of period	16,268	18,368	(2,100)	(11.4)%	16,268	18,368	(2,100)	(11.4)%

Domestic revenue per day	$23.26	$24.97	$(1.71)	(6.8)%	$17.66	$25.65	$(7.99)	(31.2)%
International revenue per day	$2.56	$7.65	$(5.09)	(66.5)%	$2.59	$8.13	$(5.54)	(68.1)%
Total revenue per day	$16.42	$19.52	$(3.10)	(15.9)%	$12.84	$20.10	$(7.26)	(36.1)%

Domestic EGM unit sales components:
Casino opening and expansion units	-	52	(52)	(100.0)%	200	559	(359)	(64.2)%
Other	283	1,121	(838)	(74.8)%	1,043	4,041	(2,998)	(74.2)%
Total Domestic EGM units sold	283	1,173	(890)	(75.9)%	1,243	4,600	(3,357)	(73.0)%
International EGM units sold	-	110	(110)	(100.0)%	100	279	(179)	(64.2)%
Total EGM units sold	283	1,283	(1,000)	(77.9)%	1,343	4,879	(3,536)	(72.5)%

Domestic average sales price	$18,035	$17,833	$202	1.1%	$18,068	$18,302	$(234)	(1.3)%

EGM Quarterly Results

Domestic Gaming Operations (2)
•	Domestic gaming operations revenue totaled $34.1 million, compared to $41.6 million in the prior year’s quarter. The year-over-year revenue decline reflects the impact of COVID-19-related capacity restrictions and casino closures and, to a lesser extent, a decline in our installed base compared to the prior year period.
•	As of December 31, 2020, nearly all our customers' properties in the United States and Canada were reopened, with most operating under some type of capacity limitation. We estimate that more than 14,500, or approximately 90%, of our domestic EGMs were active at the end of the 2020 fourth quarter.
•	Our domestic EGM installed base decreased by 2,100 units year-over-year, primarily due to the strategic pruning of approximately 1,200 lower-yielding Integrity units. Additionally, approximately 500 lower-yielding IL VLT units were removed from the base in the fourth quarter of 2020 as part of a planned end of lease term sale. Excluding the Integrity and IL VLT removals, our installed base decreased by approximately 350 units year-over-year, predominantly driven by COVID-19-related floor reconfigurations.
•	Domestic EGM revenue per day ("RPD") decreased to $23.26 compared to $24.97 in the prior year period, reflecting the impact of EGMs that were not active in the quarter and thus did not contribute to EGM revenue, but were included in the calculation of RPD.
•	Excluding EGMs that were not active during the period, Domestic EGM RPD increased 8% year-over-year to approximately $27, supported by growth within our premium-leased unit installed base, the strategic pruning of lower-yielding units, a resilient core gambling customer, and reduced supply of active EGMs.
International Gaming Operations
•	International gaming operations revenue decreased to $1.8 million compared to $6.0 million in the prior year period. The year-over-year decline reflects the impact of measures implemented to slow the spread of COVID-19, such as temporary casino closures and capacity restrictions, on our business. Additionally, in contrast to the United States, Mexico has not provided any type of fiscal stimulus to support its post-COVID-19 economic recovery.
•	We estimate approximately 36% of our international EGMs were active at the end of the quarter. Mexico continues to require operators to follow strict protocols that include deactivating adjacent machines and cleaning machines after each is played.
•	Our international installed base decreased by 512 units year-over-year as a result of permanent casino closures in Mexico and COVID-19-related floor reconfigurations.
Equipment Sales
•	EGM units sold decreased to 283 units in the fourth quarter of 2020, primarily attributable to business disruptions related to COVID-19 as noted above and reduced customer budgets for EGM purchases. Additionally, we faced a softer new opening and expansion calendar, as compared to the prior year.
•	Domestic ASP remained stable at $18,035 compared to $17,833 in the prior year period.
•	We sold units into 17 U.S. states and one Canadian province, with Virginia, Nevada and California emerging as our top three sales markets.
•	The Orion Curve accounted for 37% of units shipped in the quarter.
Product Highlights
•	Installed an additional 246 premium, lease-only Orion Starwall games, increasing our installed base to over 300 games at quarter end. Starwall games continue to perform well and operator interest remains steady.
•	Installed over 175 Orion Curve cabinets in the quarter, increasing our total footprint to over 370 units as of December 31, 2020.
•	Completed our first sale of Historical Horse Racing (“HHR”) units into the Virginia HHR market.

(2) "Domestic" includes both the United States and Canada.

Table Products

Three Months Ended December 31, 2020 compared to Three Months Ended December 31, 2019

(Amounts in thousands, except unit data)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Table Products segment revenues:
Gaming operations	$2,362	$2,653	$(291)	(11.0)%	$7,353	$9,555	$(2,202)	(23.0)%
Equipment sales	189	104	$85	81.7%	616	639	$(23)	(3.6)%
Total Table Products revenues	$2,551	$2,757	$(206)	(7.5)%	$7,969	$10,194	$(2,225)	(21.8)%

Table Products Adjusted EBITDA	$1,316	$1,005	$311	30.9%	$3,360	$3,699	$(339)	(9.2)%

Table Products unit information:
Table Products installed base, end of period	4,254	3,766	488	13.0%	4,254	3,766	488	13.0%
Average monthly lease price	$182	$239	$(57)	(23.8)%	$149	$230	$(81)	(35.2)%

Table Products Quarterly Results

•	Gaming operations, or recurring, revenue totaled $2.4 million compared to $2.7 million in the prior year’s quarter. Capacity limitations and other restrictions implemented at casinos to help combat the spread of COVID-19 negatively impacted the year-over-year comparison.
•	Continued growth across all product categories, including side bets, premium table games, table equipment and, most notably, progressives, drove a 13.0% year-over-year increase in our installed base. We estimate approximately 80% of our installed base was active at quarter end.
•	Equipment sales revenue increased 81.7% compared to the prior year period. The year-over-year improvement reflects an increase from sales of protective VisiDeal Shield plexiglass player dividers and other parts to help our casino customers operate safely in the current environment.
•	Our installed base of table game progressives grew to over 1,500 units, representing a year-over-year increase of 235 units and quarterly sequential growth of 127 units.
•	Interest in our all-inclusive site license offering, the AGS Arsenal, continues to build as our customers look for additional ways to improve operating efficiency. We were live with six licenses as of December 31, 2020.

Interactive

Three Months Ended December 31, 2020 compared to Three Months Ended December 31, 2019

(Amounts in thousands)	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Interactive segment revenue:
Social gaming revenue	$767	$713	$54	7.6%	$3,513	$3,319	$194	5.8%
Real-money gaming revenue	908	606	302	49.8%	3,736	1,559	2,177	139.6%
Total Interactive revenue	$1,675	$1,319	$356	27.0%	$7,249	$4,878	$2,371	48.6%

Interactive Adjusted EBITDA	$287	$(370)	$657	(177.6)%	$2,432	$(2,355)	$4,787	(203.3)%

Interactive Quarterly Results

•	Total revenue increased 27.0% year-over-year to $1.7 million, while Adjusted EBITDA totaled $0.3 million, marking a $0.7 million improvement versus the prior year.
•	Interactive achieved positive Adjusted EBITDA for the fourth consecutive quarter. Continued growth within our real-money gaming ("RMG") business and consistent social gaming performance, coupled with cost savings from the restructuring of our social business in prior periods, helped to drive improved profitability within the segment.
•	RMG revenue increased 49.8% year-over-year, supported by the continued introduction of our EGM content into the European RMG market, our fourth quarter 2019 launch into the New Jersey market, and our second quarter 2020 launch into Pennsylvania. We also believe COVID-19 stay-at-home measures supported our quarterly performance.
•	In December 2020 we received our provisional Michigan i-Gaming supplier license and our content is currently live within the state.

Liquidity and Capital Expenditures

As of December 31, 2020, we had $111.7 million in total liquidity compared to $43.2 million at December 31, 2019. The total principal amount of debt outstanding, as of December 31, 2020, was $622.5 million, predominantly comprised of $621.1 million in first lien term loans, which mature in 2024.

As a precautionary measure to increase the Company’s cash position and facilitate financial flexibility in light of uncertainty in the gaming industry at the time resulting from the COVID-19 pandemic, in March the Company borrowed $30.0 million under the revolving credit facility and in May issued an additional $95.0 million in term loans. In connection with the new term loans, the Company negotiated a financial covenant relief period through December 31, 2020 related to its net first lien leverage ratio financial covenant and implemented a revised calculation of EBITDA to be used in the net first lien leverage ratio for the first three quarters of 2021. In October, we elected to fully repay the $30.0 million previously drawn down on our revolving credit facility.

Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents, as of December 31, 2020 was $540.8 million compared to $520.6 million at December 31, 2019. Our Total Net Debt Leverage Ratio increased from 3.6 times at December 31, 2019, to 7.5 times at December 31, 2020, see Total Net Debt Leverage Ratio Reconciliation below(3).

Capital expenditures decreased by 19.1% year-over-year to $14.1 million in the current period, in line with our plans to conservatively manage the use of our cash and only invest in those projects that will provide the highest return on our investment. The current quarter capital expenditures were primarily comprised of $3.4 million in intangible capital expenditures, including capitalized internal software development costs, and $8.7 million in growth capital expenditures, which reflects costs associated with the placement of additional units into our leased installed base.

(3) Total Adjusted EBITDA and total net debt leverage ratio are non-GAAP measures, see non-GAAP reconciliation below.

Conference Call and Webcast

On March 4, 2021, at 5 p.m. EST, AGS leadership will host a conference call to present the company’s fourth quarter and full year 2020 financial results. Listeners may access a live webcast of the conference call, along with accompanying slides, at AGS' Investor Relations website at http://investors.playags.com/. A replay of the webcast will be available on the website following the live event. To listen by telephone, the U.S./Canada toll-free call-in number is +1 (844) 746-0637 and the call-in number for participants outside the U.S./Canada is +1 (412) 317-5261. The conference ID/confirmation code is “AGS Q4 2020 Earnings Call”.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino, real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more at playags.com.

AGS Investor & Media Contacts:

Brad Boyer, Vice President of Investor Relations, Corporate Development and Strategy

bboyer@playags.com

Julia Boguslawski, Chief Marketing Officer

jboguslawski@playags.com

©2021 PlayAGS, Inc. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc. Solely for convenience, marks, trademarks and trade names referred to in this press release appear without the ® and  TM and SM  symbols, but such references are not intended to indicate, in any way, that PlayAGS, Inc. will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these marks, trademarks and trade names.

Forward-Looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions, the effects of COVID-19 on the Company’s business and results of operations and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	December 31,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$81,689	$13,162
Restricted cash	20	20
Accounts receivable, net of allowance of $2,077 and $723 respectively	41,743	61,224
Inventories	26,902	32,875
Prepaid expenses	4,210	2,983
Deposits and other	4,704	5,332
Total current assets	159,268	115,596
Property and equipment, net	81,040	103,598
Goodwill	286,042	287,049
Intangible assets	187,644	230,451
Deferred tax asset	6,762	4,965
Operating lease assets	9,763	11,543
Other assets	10,259	9,176
Total assets	$740,778	$762,378

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,547	$15,598
Accrued liabilities	26,325	34,840
Current maturities of long-term debt	7,031	6,038
Total current liabilities	42,903	56,476
Long-term debt	601,560	518,689
Deferred tax liability - non-current	2,254	1,836
Operating lease liabilities, long-term	9,497	11,284
Other long-term liabilities	30,781	40,309
Total liabilities	686,995	628,594
Commitments and contingencies
Stockholders' equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $0.01 par value; 450,000,000 shares authorized at December 31, 2020 and December 31, 2019; 36,494,002 and 35,534,558 shares issued and outstanding at December 31, 2020 and 2019, respectively.	364	355
Additional paid-in capital	379,917	371,311
Accumulated deficit	(321,412)	(235,474)
Accumulated other comprehensive loss	(5,086)	(2,408)
Total stockholders’ equity	53,783	133,784
Total liabilities and stockholders’ equity	$740,778	$762,378

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues
Gaming operations	$39,977	$51,558	$129,150	$210,534
Equipment sales	6,645	26,228	37,857	94,180
Total revenues	46,622	77,786	167,007	304,714
Operating expenses
Cost of gaming operations(4)	8,331	10,234	32,087	40,955
Cost of equipment sales(4)	3,438	12,607	16,789	45,513
Selling, general and administrative	15,352	15,442	46,463	61,785
Research and development	7,444	9,163	26,786	34,338
Write-downs and other charges	523	53	3,329	6,912
Depreciation and amortization	19,369	22,472	85,722	91,474
Total operating expenses	54,457	69,971	211,176	280,977
(Loss) Income from operations	(7,835)	7,815	(44,169)	23,737
Other expense (income)
Interest expense	11,369	8,494	41,935	36,248
Interest income	(336)	(51)	(1,179)	(163)
Loss on extinguishment and modification of debt	-	-	3,102	-
Other expense (income)	(767)	(486)	3,226	4,622
Loss before income taxes	(18,101)	(142)	(91,253)	(16,970)
Income tax benefit	859	1,565	5,875	5,449
Net loss	(17,242)	1,423	(85,378)	(11,521)
Less: Net income attributable to non-controlling interests	-	-	-	(231)
Net loss attributable to PlayAGS, Inc.	(17,242)	1,423	(85,378)	(11,752)
Foreign currency translation adjustment	3,556	1,769	(2,678)	1,366
Total comprehensive (loss) income	$(13,686)	$3,192	$(88,056)	$(10,386)

Basic and diluted loss per common share:
Basic	$(0.49)	$0.04	$(2.40)	$(0.33)
Diluted	$(0.49)	$0.04	$(2.40)	$(0.33)
Weighted average common shares outstanding:
Basic	35,760	35,448	35,639	35,424
Diluted	35,760	35,766	35,639	35,424

(4) Exclusive of depreciation and amortization.

PLAYAGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(85,378)	$(11,521)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	85,722	91,474
Accretion of contract rights under development agreements and placement fees	7,421	6,378
Amortization of deferred loan costs and discount	3,656	1,917
Stock-based compensation expense	8,457	9,001
Provision (benefit) for bad debts	2,694	294
Loss on disposition of long-lived assets	2,399	1,068
Impairment of assets	134	5,343
Fair value adjustment of contingent consideration	796	501
Benefit from deferred income tax	(1,671)	(1,927)
Changes in assets and liabilities related to operations:
Accounts receivable	16,469	(15,033)
Inventories	10,099	490
Prepaid expenses	(1,264)	715
Deposits and other	517	(449)
Other assets, non-current	3,367	6,565
Accounts payable and accrued liabilities	(17,248)	(6,827)
Net cash provided by operating activities	36,170	87,989
Cash flows from investing activities
Customer notes receivable	(4,690)	(2,382)
Proceeds from payments on customer notes receivable	1,087	—
Business acquisitions, net of cash acquired	—	(54,935)
Purchase of intangible assets	(1,756)	(6,295)
Software development and other expenditures	(11,017)	(14,350)
Proceeds from disposition of assets	32	450
Purchases of property and equipment	(22,939)	(50,420)
Net cash used in investing activities	(39,283)	(127,932)
Cash flows from financing activities
Proceeds from incremental term loans	92,150	—
Borrowing on revolver	30,000	—
Repayment of first lien credit facilities	(5,387)	(5,387)
Repayment of incremental term loans	(475)	—
Repayment of revolver	(30,000)	—
Payments on finance leases and other obligations	(1,185)	(1,396)
Payment of deferred loan costs	(5,744)	—
Payment of financed placement fee obligations	(6,933)	(8,215)
Payment of previous acquisition obligation	(381)	(1,748)
Proceeds from stock option exercise	158	685
Repurchase of stock	(560)	(1,320)
Distributions to non-controlling interest owners	—	(302)
Net cash provided by (used in) financing activities	71,643	(17,683)
Effect of exchange rates on cash, cash equivalents and restricted cash	(3)	4
Increase (decrease) in cash, cash equivalents and restricted cash	68,527	(57,622)
Cash, cash equivalents and restricted cash, beginning of period	13,182	70,804
Cash, cash equivalents and restricted cash, end of period	$81,709	$13,182
Supplemental cash flow information:
Cash paid during the period for interest	$37,749	$33,567
Cash paid during the period for taxes	$423	$1,548
Non-cash investing and financing activities:
Intangible assets obtained under placement fee arrangements	$-	$40,338
Leased assets obtained in exchange for new finance lease liabilities	$425	$1,326
Leased assets obtained in exchange for new operating lease liabilities	$84	$13,048

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total Adjusted EBITDA, total Adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total Adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total Adjusted EBITDA may vary from others in our industry. Total Adjusted EBITDA should not be considered as an alternative to operating income or net income. Total Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total Adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total Adjusted EBITDA only supplementally.

The total Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total Adjusted EBITDA as a percentage of Total Revenue.

The following table presents a reconciliation of total Adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

(Amounts in thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net loss attributable to PlayAGS, Inc.	$(17,242)	$1,423	$(85,378)	$(11,752)
Income tax (benefit) expense	(859)	(1,565)	(5,875)	(5,449)
Depreciation and amortization	19,369	22,472	85,722	91,474
Other expense (income)	(767)	(486)	3,226	4,622
Interest income	(336)	(51)	(1,179)	(163)
Interest expense	11,369	8,494	41,935	36,248
Write-downs and other(5)	523	53	3,329	6,912
Loss on extinguishment and modification of debt	-	-	3,102	-
Other adjustments(6)	1,825	206	6,477	909
Other non-cash charges(7)	2,245	2,537	9,712	9,078
Legal and litigation expenses including settlement payments(8)	1,441	96	1,830	1,844
Acquisitions and integration related costs including restructuring and severance(9)	-	394	311	3,338
Non-cash stock-based compensation	3,731	3,692	8,457	9,001
Total Adjusted EBITDA	$21,299	$37,265	$71,669	$146,062

(Amounts in thousands, except Adjusted EBITDA margin)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Total revenues	$46,622	$77,786	$167,007	$304,714
Adjusted EBITDA	$21,299	$37,265	$71,669	$146,062
Adjusted EBITDA margin	45.7%	47.9%	42.9%	47.9%

(5) Write-downs and other includes items related to loss on disposal or impairment of long-lived assets, fair value adjustments to contingent consideration, and acquisition costs.

(6) Other adjustments primarily composed of costs and inventory and receivable valuation charges associated with the COVID-19 pandemic, professional fees incurred by the Company for projects, corporate and public filing compliance, contract cancellation fees and other transaction costs deemed to be non-recurring in nature.

(7) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract, and non-cash charges related to accretion of contract rights under development agreements.

(8)  Legal and litigation expenses including settlement payments consist of payments to law firms and settlements for matters that are outside the normal course of business. These costs related to litigation and matters that were not significant individually.

(9) Acquisition and integration costs primarily relate to costs incurred after the purchase of businesses, such as the purchase of Integrity, to integrate operations and obtain costs synergies. Restructuring and severance costs primarily relate to costs incurred through the restructuring of the Company’s operations from time to time and other employee severance costs recognized in the periods presented.

Total Net Debt Leverage Ratio Reconciliation

The following table presents a reconciliation of total net debt and total net debt leverage ratio:

(Amounts in thousands, except net debt leverage ratio)	December 31,	December 31,
	2020	2019
Total principal amount of debt	$622,509	$533,727
Less: Cash and cash equivalents	81,689	13,162
Total net debt	$540,820	$520,565
LTM Adjusted EBITDA	$71,669	$146,062
Total net debt leverage ratio	7.5	3.6

Free Cash Flow

This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

(Amounts in thousands)	Year Ended December 31, 2020	Nine Months Ended September 30, 2020	Three Months Ended December 31, 2020
Net cash provided by operating activities	$36,170	$19,719	$16,451
Purchase of intangible assets	(1,756)	(1,414)	(342)
Software development and other expenditures	(11,017)	(8,004)	(3,013)
Purchases of property and equipment	(22,939)	(12,196)	(10,743)
Free Cash Flow	$458	$(1,895)	$2,353

(Amounts in thousands)	Year Ended December 31, 2019	Nine Months Ended September 30, 2019	Three Months Ended December 31, 2019
Net cash provided by operating activities	$87,989	$62,481	$25,508
Purchase of intangible assets	(6,295)	(4,926)	(1,369)
Software development and other expenditures	(14,350)	(9,957)	(4,393)
Purchases of property and equipment	(50,420)	(38,760)	(11,660)
Free Cash Flow	$16,924	$8,838	$8,086